      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1997
                                                     REGISTRATION NO. 333-26199

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                               -----------------------
                                   AMENDMENT NO. 2
                                          TO
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                               -----------------------

                                   TETRA TECH, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                      95-4148514
    (STATE OR OTHER JURISDICTION OF                         (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                             670 NORTH ROSEMEAD BOULEVARD
                              PASADENA, CALIFORNIA 91107
                                    (626) 351-4664
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                               -----------------------
                                     LI-SAN HWANG
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   TETRA TECH, INC.
                             670 NORTH ROSEMEAD BOULEVARD
                              PASADENA, CALIFORNIA 91107
                                    (626) 351-4664
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               -----------------------
                                      COPIES TO:

                                    JANIS B. SALIN
                                  Riordan & McKinzie
                                300 South Grand Avenue
                                      29th Floor
                            Los Angeles, California 90071
                               -----------------------


                                                      CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                 AMOUNT              PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
  SECURITIES TO BE                     TO BE                OFFERING PRICE             AGGREGATE             REGISTRATION
     REGISTERED                      REGISTERED               PER UNIT(1)           OFFERING PRICE(1)            FEE(1)
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value. . . .    266,708                  $23.875                  $6,367,654               $1,930
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------


(1) Of this amount, $306 was paid with the initial filing of the Registration Statement on April 30, 1997 (based on the initial amount to be registered of 70,217 shares and the initial proposed maximum offering price per share of $14.375), $423 was paid with Amendment No. 1 (based on the 38,433 additional shares to be registered and the proposed maximum offering price of $22.125) and $1,201 is being paid herewith (based upon the 158,058 additional shares to be registered and the current proposed maximum offering price of $23.875. Calculated pursuant to Rule 457, based on the average of the high and low sales prices, $24.25 and $23.50 respectively, on September 2, 1997 as reported on the Nasdaq National Market.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                            SUBJECT TO COMPLETION
                                                      DATED SEPTEMBER 5, 1997



                                   TETRA TECH, INC.

                            266,708 SHARES OF COMMON STOCK

                                ----------------------

         The 266,708 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Tetra Tech, Inc. ("Tetra Tech" or the "Company") offered hereby are to be sold by the persons named herein under "Selling Stockholders."


             INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH IN THIS PROSPECTUS BEGINNING ON PAGE 4 UNDER "RISK FACTORS" PRIOR TO PURCHASE.

         Holders of the Shares may resell the Shares from time to time in transactions on the Nasdaq National Market, and may sell the Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or over-the-counter market, as appropriate, at the times of such sales. The Selling Stockholders may also make private sales directly or through such broker or brokers. See "Plan of Distribution." Sales of the Shares may be effected by selling such securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers thereof. Such sellers and any broker-dealer who acts in connection with the sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

         None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being registered hereby. See "Plan of Distribution."
                                ----------------------

         The Common Stock is traded on the Nasdaq National Market under the symbol "WATR." On September 2, 1997, the reported closing price of the Common Stock on the Nasdaq National Market was $23.25 per share.

                                ----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.
                                ----------------------

         THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1997

                                AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at:
    Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Prospectus incorporates by reference certain documents relating to the Company which are not delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, upon oral or written request by any person, including any beneficial owner, to whom this Prospectus is delivered, from the Company, 670 N. Rosemead Boulevard, Pasadena, California 91107-2190, telephone number (626) 351-4664, Attention: Richard A. Lemmon, Vice President and Secretary.

    The following documents have been filed with the Commission pursuant to the Exchange Act (File No. 0-11695) and are incorporated in this Prospectus by reference and are made a part hereof:

         1. Annual Report on Form 10-K for the fiscal year ended September 29, 1996 (the "Tetra Tech 10-K"), as filed with the Commission on December 30, 1996;

         2. Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended September 29, 1996, as filed with the Commission on March 26, 1997;

         3. Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended September 29, 1996, as filed with the Commission on June 27, 1997;


         4. Report on Form 10-K/A (Amendment No. 3) for the fiscal year ended September 29, 1996, as filed with the Commission on September 5, 1997;

         5. Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 1996, as filed with the Commission on February 12, 1997;

         6. Quarterly Report on Form 10-Q/A (Amendment No. 1) for the fiscal quarter ended December 29, 1996, as filed with the Commission on June 27, 1997;

         7. Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1997, as filed with the Commission on May 15, 1997;

         8. Quarterly Report on Form 10-Q/A (Amendment No. 1) for the fiscal quarter ended March 30, 1997, as filed with the Commission on June 27, 1997;

         9. Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 1997, as filed with the Commission on August 13, 1997;

         10. Current Report on Form 8-K for event of June 11, 1997, as filed with the Commission on June 23, 1997;

         11. Current Report on Form 8-K/A (Amendment No. 1) for event of June 11, 1997, as filed with the Commission on June 24, 1997;

         12. Current Report on Form 8-K/A (Amendment No. 2) for event of June 11, 1997, as filed with the Commission on August 25, 1997;

         13. The portions of Tetra Tech's Proxy Statement for the Annual Meeting of Stockholders held on February 7, 1997 that have been incorporated by reference into the Tetra Tech 10-K, as filed with the Commission on January 8, 1997;

         14. The portions of Tetra Tech's Annual Report to Stockholders for the fiscal year ended September 29, 1996 that have been incorporated by reference into the Tetra Tech 10-K, as filed with the Commission on December 30, 1996;

         15. Current Report on Form 8-K/A for event of September 15, 1995, as filed with the Commission on November 4, 1995; and

         16. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A, filed with the Commission on November 13, 1991, including any amendments or reports filed for the purpose of updating such description.

    All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                     RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

    THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH BELOW, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. PROSPECTIVE PURCHASERS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THE RISKS OUTLINED IN THIS SECTION.

    POTENTIAL LIABILITY AND INSURANCE. Because of the type of environmental projects in which the Company is or may be involved, the Company's current and anticipated future services may involve risks of potential liability under Superfund, common law or contractual indemnification agreements. The Company is involved in numerous environmental and hazardous waste projects. These projects, and the associated risks, range in both size and complexity. The risk factors include, but are not limited to, location; site characteristics; past, present and future uses; and political, legal and economic environments. Such factors make it difficult to assess accurately both the areas and magnitude of potential risks.

    The Company maintains comprehensive general liability insurance in the amount of $1,000,000. This amount, together with $9,000,000 coverage under umbrella policies, provide total general liability coverage of $10,000,000. The Company's professional liability insurance ("E&O") policy, which includes pollution coverage, for 1997 provides $10,000,000 in coverage, with a $100,000 self-insured retention. The Company procures insurance coverage through a broker who is experienced in the engineering field. The broker, together with the Company's Risk Manager, review the Company's risk/insurance programs with those of the Company's competitors and clients. This review, combined with historical experience, claims history and contractual requirements, allow the Company to determine the adequate amount of insurance. However, because there are various exclusions and retentions under the Company's insurance policies, there can be no assurance that all liabilities that may be incurred by the Company are subject to insurance coverage. In addition, the E&O policy is a "claims made" policy which only covers claims made during the term of the policy. If a policy terminates and retroactive coverage is not obtained, a claim subsequently made, even a claim based on events or acts which occurred during the term of the policy, would not be covered by the policy. In the event the Company expands its services into new markets, no assurance can be given that the Company will be able to obtain insurance coverage for such activities or, if insurance is obtained, that the dollar amount of any liabilities incurred in connection with the performance of such services will not exceed policy limits.

    The Company evaluates and determines the risk associated with an uninsured claim. In the event the Company determines that an uninsured claim has potential liability, the Company establishes an appropriate reserve. The Company does not establish a reserve if its determines that the claim has no merit. The Company's historical levels of insurance coverage and reserves have been shown to be adequate. However, a partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.

    SIGNIFICANT COMPETITION. The market for the Company's services is highly competitive. The Company competes with many other firms, ranging from small local firms to large national firms having greater financial and marketing resources than the Company. The Company performs engineering and consulting services across a broad spectrum of business areas including facilities management, resource management, nuclear management, waste management, and ground and surface water management. These services are provided to a customer base including Federal, state and local agencies, as well as the commercial sector. The Company's competition varies and is a function of the business areas in which, and client sectors for which, the Company performs its services. The range of competitors for any one procurement can vary from ten to 100 firms, depending upon the relative value of the project, the financial terms and risks associated with the work, and any restrictions placed upon competition by the client. Historically, competition has been based primarily on the quality and timeliness of service. However, the Company believes that price has become an increasingly important competitive factor.

    CONTRACTS. The Company's contracts with Federal and State governments and some of its other client contacts are subject to termination at the discretion of the client. Some contracts made with the Federal government are subject to annual approval of funding and audits of the Company's rates. Limitations imposed on spending by Federal government agencies may limit the continued funding of the Company's existing contracts with the Federal government and may limit the Company's ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on the Company.


    All of the Company's contracts with the Federal government are subject to audit by the government, primarily by the Defense Contract Audit Agency (the "DCAA"), which reviews the Company's overhead rates, operating systems and cost proposals. During the course of its audit, the DCAA may disallow costs if it determines that the Company improperly accounted for such costs in a manner inconsistent with Cost Accounting Standards. A disallowance of costs by the DCAA could have a material adverse effect on the Company. Historically, the Company has not had any material cost disallowances resulting from a government audit. The Company's government contracts are also subject to renegotiation of profits in the event of a change in the contractual scope of work to be performed.

    On September 15, 1995, the Company acquired 100% of the capital stock of PRC Environmental Management, Inc. ("EMI"). EMI's customers include the U.S. Environmental Protection Agency, the U.S. Department of Defense and other governmental and commercial entities. EMI's Federal government contracts are subject to the same auditing standards as those of the Company. The government audits of EMI for the years 1986, 1987, 1988 and 1989 have been finalized. Audits for the years 1990, 1991 and 1992 have been completed, and negotiations with EMI are scheduled to take place in October 1997. For these completed audits, cost disallowances of approximately $2.0 million have been proposed by the government, and will be vigorously contested by EMI during the negotiations. Negotiations for the 1993 audit will commence at such time as the 1992 audit is finalized. Audits for the years 1994, 1995 and 1996, and for the period from September 30, 1996 through June 29, 1997, have not yet been completed.


    The Company enters into various types of contracts with its clients, which include fixed-price contracts. In fiscal 1996, 17.1% of the Company's net revenue was derived from fixed-price contracts. Under a fixed-price contract, the customer agrees to pay a specified price for the Company's performance of the entire contract. Fixed-price contracts carry certain inherent risks, including risks of losses from underestimating costs, problems with new technologies and economic and other changes that may occur over the contract period. Losses under fixed-price contracts could have a material adverse effect on the Company.

    CONFLICTS OF INTEREST. Many of the Company's clients are concerned about potential or actual conflicts of interest in retaining environmental consultants and engineers. For example, Federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies, among other things, may prevent the Company in certain cases from bidding for or performing contracts resulting from or relating to certain work the Company has performed for the government. In addition, services performed for a private client may create a conflict of interest which precludes or limits the Company's ability to obtain work from another private entity. The Company has, on occasion, declined to bid on a project because of an actual or potential conflict of interest. However, the Company has not experienced disqualification during a bidding or award negotiation process by any government or private client as a result of a conflict of interest.

    POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock may be significantly affected by factors such as quarter-to-quarter variations in the Company's results of operations, changes in environmental legislation and changes in investors' perception of the business risks and conditions in the environmental services business. In addition, market fluctuations, as well as general economic or political conditions, may adversely affect the market price of the Company's Common Stock, regardless of the Company's actual performance.

    QUALIFIED PROFESSIONALS. The Company's ability to attract and retain qualified scientists and engineers is an important factor in determining the Company's future growth and success. The market for environmental professionals is competitive and there can be no assurance that the Company will continue to be successful in its efforts to attract and retain such professionals.

                                   TETRA TECH, INC.

    Through a network of more than 80 offices, Tetra Tech provides comprehensive environmental and telecommunications services including research and development, engineering and design, construction management, and operation and maintenance. Tetra Tech provides these services to a broad base of customers worldwide. The Company's principal executive offices are located at 670 N. Rosemead Boulevard, Pasadena, California 91107-2190 and its telephone number is (626) 351-4664.

                                   USE OF PROCEEDS

    All of the shares of Common Stock covered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.

                          PRINCIPAL AND SELLING STOCKHOLDERS

    On December 11, 1996 (the "IWA Closing Date"), Tetra Tech completed the acquisition of IWA Engineers, a California corporation ("IWA"), pursuant to the terms of an Agreement and Plan of Reorganization (the "IWA Agreement") dated December 7, 1996 among Tetra Tech, IWA, IWA Acquisition Corporation, a California corporation and wholly-owned subsidiary of Tetra Tech ("Acquisition"), and the shareholders of IWA. The IWA Agreement provided for the merger of Acquisition with and into IWA (the "IWA Merger"). As a result of the IWA Merger, IWA became a wholly-owned subsidiary of Tetra Tech.

    In connection with the IWA Merger, Tetra Tech (i) paid to the shareholders of IWA an aggregate of $132,497 in cash and (ii) issued to the shareholders of IWA an aggregate of 70,217 shares of Common Stock on the IWA Closing Date. In connection with the post-closing purchase price adjustment required under the IWA Agreement, Tetra Tech (i) paid to the shareholders of IWA an aggregate of $177,199 in cash and (ii) issued to four shareholders of IWA an aggregate of 6,323 shares of Common Stock.

    On December 18, 1996 (the "FLO Closing Date"), Tetra Tech completed the acquisition of FLO Engineering, Inc., a Colorado corporation ("FLO"), pursuant to the terms of an Agreement and Plan of Reorganization (the "FLO Agreement") dated December 18, 1996 among Tetra Tech, FLO, Out the Ranch, Inc., a Colorado corporation and the wholly-owned subsidiary of Tetra Tech ("OTR"), and the shareholders of FLO. The FLO Agreement provided for the merger of OTR with and into FLO (the "FLO Merger"). As a result of the FLO Merger, FLO became a wholly-owned subsidiary of Tetra Tech.

    In connection with the FLO Merger, Tetra Tech (i) paid to the shareholders of FLO an aggregate of $87,500 in cash and (ii) issued to the shareholders of FLO an aggregate of 32,110 shares of Common Stock on the FLO Closing Date. In connection with the post-closing purchase price adjustment required under the FLO Agreement, Tetra Tech paid to the shareholders of FLO an aggregate of $51,561 in cash.


    On March 20, 1997 (the "SCM Closing Date"), Tetra Tech completed the acquisition of SCM Consultants, Inc., a Washington corporation ("SCM"), pursuant to the terms of an Agreement and Plan of Reorganization (the "SCM Agreement") dated March 20, 1997 among Tetra Tech, SCM, SCM Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of Tetra Tech ("SCM Acquisition"), and the shareholders of SCM. the SCM Agreement provided for the merger of SCM Acquisition with and into SCM (the "SCM Merger"). As a result of the SCM Merger, SCM became a wholly-owned subsidiary of Tetra Tech.

    In connection with the SCM Merger, Tetra Tech (i) paid to the shareholders of SCM an aggregate of $286,068 in cash and (ii) issued to the shareholders of SCM an aggregate of 145,393 shares of Common Stock on the SCM Closing Date. In connection with the post-closing purchase price adjustment required under the SCM Agreement, Tetra Tech (i) paid to the shareholders of SCM an aggregate of $24,801 in cash and (ii) issued to the shareholders of SCM an aggregate of 12,665 shares of Common Stock.

    The shares of Common Stock to be sold hereunder were issued to the former shareholders of IWA, FLO and SCM (collectively, the "Selling Stockholders") in connection with the IWA Merger, the FLO Merger and the SCM Merger, respectively.

    The following table sets forth information regarding the ownership of the Company's Common Stock as of July 15, 1997 by (i) all those persons known by the Company to own beneficially more than 5% of the Company's Common Stock,
(ii) each director and certain executive officers of the Company, (iii) all executive officers and directors as a group, and (iv) each Selling Stockholder. Except as otherwise noted, the Company knows of no agreements among its stockholders which relate to voting or investment power over its Common Stock.


                                                                 NUMBER OF       NUMBER OF    PERCENTAGE OF
                                                                  SHARES         SHARES OF       SHARES
                                                                BENEFICIALLY   COMMON STOCK   BENEFICIALLY
              NAME OF BENEFICIAL OWNER(1)                          OWNED          OFFERED        OWNED(1)
              ---------------------------                       ------------   ------------   -------------
Li-San Hwang (2)
  Tetra Tech, Inc.
  670 N. Rosemead Blvd.
  Pasadena, California 91107 . . . . . . . . . . . . . . .       1,119,357             --           6.3%

Daniel A. Whalen (3)
  Whalen & Company, Inc.
  3675 Mt. Diablo Blvd.
  Suite 360
  Lafayette, California  94549 . . . . . . . . . . . . . .       2,911,840             --           16.4

Pilgrim Baxter & Associates, Ltd. (4)
  Harold J. Baxter
  Gary I. Pilgrim
  1255 Drummers Lane
  Wayne, Pennsylvania  19087 . . . . . . . . . . . . . . .       1,450,864             --            8.3

The Northwestern Mutual Life Insurance Company (5)
  720 E. Wisconsin Avenue
  Milwaukee, Wisconsin  53202. . . . . . . . . . . . . . .         934,500             --            5.3

RCM Capital Management, L.L.C. (6)
RCM Limited L.P.
RCM General Corporation
  Four Embarcadero Center, Suite 2900
  San Francisco, California  94111 . . . . . . . . . . . .       1,374,300             --            7.9


Dresdner Bank AG (7)
  Jurgen-Ponto-Platz 1
  60301 Frankfurt, Germany . . . . . . . . . . . . . . . .       1,374,300             --            7.9

J. Christopher Lewis (8) . . . . . . . . . . . . . . . . .          48,311             --              *

Patrick C. Haden (9) . . . . . . . . . . . . . . . . . . .          13,131             --              *

James J. Shelton (10). . . . . . . . . . . . . . . . . . .           7,226             --              *

Thomas D. Brisbin (11) . . . . . . . . . . . . . . . . . .          13,732             --              *

Charles R. Faust (12). . . . . . . . . . . . . . . . . . .          42,102             --              *

James M. Jaska (13). . . . . . . . . . . . . . . . . . . .          20,475             --              *

All directors and executive officers
  as a group (12 persons) (14) . . . . . . . . . . . . . .       4,454,223             --           25.1

                      SELLING STOCKHOLDERS
                      --------------------

Mark A. Bogh . . . . . . . . . . . . . . . . . . . . . . .           9,848          9,848              *

Llewellyn D. Incledon and Darl I. Incledon . . . . . . . .          51,297         51,297              *

Susan L. Incledon. . . . . . . . . . . . . . . . . . . . .           6,033          6,033              *

J. Marie Marston . . . . . . . . . . . . . . . . . . . . .           5,002          5,002              *

Kelly E. Nolan . . . . . . . . . . . . . . . . . . . . . .           4,360          4,360              *

James A. Lenzotti. . . . . . . . . . . . . . . . . . . . .          15,596         15,596              *

William T. Fullerton . . . . . . . . . . . . . . . . . . .          16,514         16,514              *

Bruce G. Schwan. . . . . . . . . . . . . . . . . . . . . .          67,314         67,314              *

Gerald T. Caprio . . . . . . . . . . . . . . . . . . . . .          62,355         62,355              *


                                       8

Joan M. Schwan . . . . . . . . . . . . . . . . . . . . . .           6,890          6,890              *

Joanne L. Caprio . . . . . . . . . . . . . . . . . . . . .           6,382          6,382              *

Dale G. Van Schoiack . . . . . . . . . . . . . . . . . . .           4,340          4,340              *

Michael J. Brightman . . . . . . . . . . . . . . . . . . .           5,679          5,679              *

Adina M. Kennell . . . . . . . . . . . . . . . . . . . . .           2,103          2,103              *

George W. Umbright, Jr.. . . . . . . . . . . . . . . . . .           2,995          2,995              *


- -------------------
*    Amount represents less than 1% of the Company's Common Stock.
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property rules where applicable and the information contained in this table and these notes. Includes 1,231,840 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock. See Note (3).
(2) Excludes an aggregate of 16,415 shares of Common Stock owned by Dr. Hwang's adult children as to which Dr. Hwang disclaims beneficial ownership. Includes 5,468 shares issuable with respect to stock options exercisable within 60 days after July 15, 1997.
(3) Includes 1,185,646 shares of Common Stock issuable upon conversion of shares of the Registrant's Series A Preferred Stock, $.01 par value ("Series A Stock") held by the Registrant. Also includes (i) 10,500 shares of Common Stock and 7,699 shares of Common Stock issuable upon conversion of Series A Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MJW Whalen Trust 1997 - D, (ii) 10,500 shares of Common Stock and 7,699 shares of Common Stock issuable upon conversion of Series A Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the ACW Whalen Trust 1997 - D, (iii) 10,500 shares of Common Stock and 7,699 shares of Common Stock issuable upon conversion of Series A Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MCW Whalen Trust 1997 - D, (iv) 10,500 shares of Common Stock and 7,699 shares of Common Stock issuable upon conversion of Series A Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MJW Whalen Trust 1997 - K, (v) 10,500 shares of Common Stock and 7,699 shares of Common Stock issuable upon conversion of Series A Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the ACW Whalen Trust 1997 - K, and (vi) 10,500 shares of Common Stock and 7,699 shares of Common Stock issuable upon conversion of Series A Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MCW Whalen Trust 1997 - K.
(4) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 4), dated as of June 20, 1997, jointly filed by Pilgrim Baxter & Associates, Ltd., Harold J. Baxter and Gary I. Pilgrim.
(5) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 1), dated February 7, 1997, filed by The Northwestern Mutual Life Insurance Company.
(6) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G, dated February 3, 1997, jointly filed by RCM Capital Management, L.L.C., RCM Limited L.P. and RCM General Corporation.
(7) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G, dated February 7, 1997, filed by Dresdner Bank AG. RCM Capital Management, L.L.C. is a wholly owned subsidiary of Dresdner Bank AG.
(8) Includes 7,323 shares issuable with respect to stock options exercisable within 60 days after July 15, 1997.
(9) Excludes an aggregate of 1,718 shares of Common Stock owned by Mr. Haden's wife as to which Mr. Haden disclaims beneficial ownership. Includes 7,323 shares issuable with respect to stock options exercisable within 60 days after July 15, 1997.
(10) Includes 2,344 shares held by James J. Shelton, Sarah Belle Shelton and James J. Shelton, Jr., Trustees of the James J. Shelton and Sarah Belle Shelton Family Trust dated August 19, 1987, and 4,882 shares issuable with respect to stock options exercisable within 60 days after June 17, 1997.
(11) Includes 13,437 shares issuable with respect to stock options exercisable within 60 days after July 15, 1997.
(12) Includes 6,047 shares issuable with respect to stock options exercisable within 60 days after July 15, 1997. Additionally, Dr. Faust's minor children own an aggregate of 1,406 shares of Common Stock as to which Dr. Faust disclaims beneficial ownership.
(13) Includes 20,156 shares issuable with respect to stock options exercisable within 60 days after July 15, 1997.
(14) Includes 105,343 shares issuable with respect to stock options exercisable within 60 days after July 15, 1997.

    Except as provided above, (i) all Selling Stockholders are employees or former employees of IWA, FLO or SCM and (ii) during the past three years, no Selling Stockholder has had any material relationship with the Company, or any of its predecessors or affiliates. Because the Selling Stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.


                                 PLAN OF DISTRIBUTION

    The Shares are being registered to permit public secondary sales of the Shares by the Selling Stockholders from time to time until the earlier of (i) such date as all of the Shares offered by have been sold or (ii) such time as all of the Shares offered hereby can be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares.

    Any distribution hereunder of the Common Stock by the Selling Stockholders may be effected from time to time in one or more of the following transactions:
(a) through brokers acting as principal or agent, in transactions (which may involve block transactions), in special offerings, on the Nasdaq National Market, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire shares of Common Stock for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or (e) by any other legally available means. Also, offers to purchase the Common Stock may be solicited by agents designated by the Selling Stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold hereunder unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

    The Company has been advised that, as of the date hereof, the Selling Stockholders have made no arrangement with any broker for the sale of their shares of Common Stock. The Selling Stockholders and any underwriters, brokers or dealers involved in the sale of the Common Stock may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Stockholders and such brokers and dealers disclaim such status.

                                    LEGAL MATTERS

    The validity of the Common Stock in respect of which this Prospectus is being delivered will be passed on for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California.

                                       EXPERTS

    The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 29, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.


Exhibit
NUMBER   Description


   23.1  Consent of Deloitte & Touche LLP.

                                      SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California on the 2nd day of September, 1997.


                                                 TETRA TECH, INC.


                                                 By:/s/ Li-San Hwang
                                                    ----------------------------
                                                         Li-San Hwang
                                                    Chairman of the Board,
                                                 Chief Executive Officer and
                                                           President

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                     TITLE                        DATE
         ---------                     -----                        ----

/s/ Li-San Hwang            Chairman of the Board, Chief       September 2, 1997
- -------------------------   Executive Officer and President
    Li-San Hwang            (Principal Executive Officer)


        *                   Vice President, Chief              September 2, 1997
- -------------------------   Financial Officer and Treasurer
    James M. Jaska          (Principal Financial Officer and
                            Principal Accounting Officer)


        *                   Director                           September 2, 1997
- -------------------------
    J. Christopher Lewis


        *                   Director                           September 2, 1997
- -------------------------
    Patrick C. Haden


        *                   Director                           September 2, 1997
- -------------------------
    Joseph J. Shelton


                            Director
- -------------------------
    Daniel A. Whalen


*By:/s/ Li-San Hwang
    --------------------
    Li-San Hwang
    Attorney-in-Fact


                                         II-2